Exhibit 10.1

August 25, 2014

Christopher Menard

Separation Notice and Agreement

Dear Chris:

This letter (the “Letter” or the “Agreement”)) confirms the terms of your resignation and separation from employment with Brightcove Inc. (“Brightcove” or the “Company”). It also provides you with answers to certain questions you may have about your benefits. Finally, it also describes a proposed agreement between you, Christopher Menard (hereinafter, “you” or “Employee”), and the Company.

1.	Termination of Employment.

In accordance with your notice of resignation to the Company on July 22, 2014, your employment with the Company shall terminate on August 28, 2014 (the “Separation Date”). You acknowledge that you are not terminating your employment for Good Reason, as such term is defined in your Employment Agreement, dated August 8, 2011 (the “Employment Agreement”). The Date of Termination, as defined by Section 3(g) of the Employment Agreement, shall be the Separation Date.

From the Separation Date and thereafter, you shall have no authority to act for or on behalf of Brightcove and you shall not have any additional duties or responsibilities except as described in this Letter, provided that you agree thereafter to be generally available to respond to questions from the Company and/or for other transition-related items. Except as described in this letter, following the Separation Date, the Company shall not be required to pay you any further compensation, whether in the form of salary, bonus, commission, or otherwise, and all vesting of any equity awards under the Company’s equity programs shall cease upon the Separation Date. Except as set forth in this letter, following the Separation Date you shall not be entitled to any Company benefits.

From the Separation Date through November 30, 2014 (the “Transition Period”), you agree that you will perform certain Transition Services (as described in Section 4(c) below) as an independent contractor to the Company. Subject to the terms of the Agreement below, the Company may terminate the Transition Services in its discretion at any time before or during the Transition Period.

2.	Final Paycheck, Reimbursements.

On or within 15 days of the Separation Date, you will receive a check representing payment of any unpaid amount of your salary for work performed through the Separation Date, plus any accrued but unused vacation time, less applicable withholdings. The Company shall also reimburse you for any outstanding, reasonable business expenses that you have incurred on the Company’s behalf through the Separation Date, after the Company’s timely receipt of appropriate documentation pursuant to the Company’s business expense reimbursement policy.

Christopher Menard

August 25, 2014

3.	Benefits.

You have the right to continue certain health insurance benefits under the Company’s group health plan at your own expense after the Separation Date under the law known as “COBRA.” You and/or your dependents are entitled to elect COBRA coverage (usually for up to 18 months or more) under your existing plan(s). We will send to you a package describing your rights under COBRA in more detail, which will include forms for you to complete to enroll in COBRA.

4.	Transition Services Agreement, Payments, and Release of Any Claims.

This Section 4 proposes an agreement (the “Agreement”) between you and the Company. The purpose of this Agreement is to permit you to receive an additional payment in exchange for your agreement (a) to perform the Transition Services described in Section 4(c) below during the Transition Period (“Transition Services”) and (b) to establish an amicable arrangement for ending your employment relationship with the Company, including releasing the Company and related persons or entities from any claims. If you agree to the terms of this Agreement, you acknowledge that you are entering into this Agreement voluntarily. It is common in employment separation agreements for the departing employee to release the employer from any possible claims, even if the employer believes, as is the case here, that no such claims exist. The specific terms of the Transition Services are set forth in Section 4(c), and the specific terms of the release are set forth in Section 4(b). By entering into this Agreement, you understand that the Company is not admitting in any way that it violated any legal obligation that it owed to you.

(a)        Payment Amount. With the understandings set forth in Section 4 above, you and the Company agree that, subject to, in consideration of and in exchange for (i) the Company’s receipt of an executed and unrevoked copy of this Agreement, including specifically, among other things, the release contained in Section 4(b), (ii) the Company’s receipt of a second, executed and unrevoked copy of the release, as set forth in Section 4(b) below, such second release to cover the period from the date of this letter to the Separation Date, and (iii) your performance during the Transition Period of the Transition Services in accordance with the terms of this Agreement, the Company shall pay you during the Transition Period an amount equal to your current base salary rate for such period (i.e., a total of three (3) months of your base salary for the Transition Services) (the “Payment Amount”), less applicable withholdings. In order to receive payment for the Transition Services, you will (a) provide the Company with a W9 and (b) for the months of September 2014, October 2014 and November 2014, submit to the Company on the 15th of each month and on the last day of each month, invoices in the amount of $12,500. You acknowledge that, as an independent contractor, you are responsible for paying the taxes associated with your provision of the Transition Services. In the event that the Company, in its sole discretion, terminates the Transition Services without cause prior to the end of the Transition Period, then the Company will pay you the remainder of the Payment Amount, calculated as $75,000 less amounts already paid under this Agreement. For avoidance of doubt, during the Transition Period, (A) you will not accrue any vacation time and will not, except as set forth in this Letter, be entitled to participate in any Employee Benefit Plans (as such term is defined in your Employment Agreement), (B) you will not be eligible for any incentive (bonus) compensation or any other form of compensation from the Company, and (C) any equity awards under the Company’s equity programs previously awarded to you will not continue to vest.

Christopher Menard

August 25, 2014

(b) Release of Any Claims. In consideration for, among other terms, the payment by the Company described in Section 4(a), to which you acknowledge you would otherwise not be entitled, you voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages, causes of action, and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees, specifically including any claim under the Age Discrimination in Employment Act of 1967, as amended, or Chapter 151B of the Massachusetts General Laws, and also including, without limitation, all Claims:

•	relating to your employment by and termination of employment with the Company, including without limitation any amounts payable or which could have become payable to you in the future pursuant to your Employment Agreement or for any rights, benefits, value or compensation relating to any acceleration of vesting of any equity awards under the Company’s equity programs pursuant to any provision of your Employment Agreement or otherwise;
•	of wrongful discharge;
•	of breach of contract;
•	of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act, Claims of disability discrimination or retaliation under the Americans with Disabilities Act, and Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964);
•	under any other federal or state statute (including, without limitation, Claims under the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, and the Fair Labor Standards Act);
•	of defamation or other torts;
•	of violation of public policy;
•	for wages, overtime pay, bonuses, incentive compensation, stock, stock options, restricted stock or other equity compensation, vacation pay, holiday pay or any other compensation or benefits under federal, state or local law (including, without limitation, the Massachusetts Wage Act, M.G.L. c. 149, § 148 et seq.) ; and
•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, that: (i) this release shall not affect your vested rights under the Company’s Section 401(k) plan or your rights under this Agreement; (ii) this release does not limit your right to file, cooperate with or participate in an age discrimination proceeding before a state or federal Fair Employment Practices Agency, provided that you waive any right to recover monetary benefits in such proceeding; and (iii) this release does not apply to any claim that may arise out of actions, inactions or transactions that occur subsequent to the date this Agreement is executed by both parties. You agree that you shall not seek or accept damages of any nature, other equitable or legal remedies for your own benefit, attorney’s fees, or costs from any of the Releasees with respect to any Claim released by this Agreement. As a material inducement to the Company to enter into this Agreement, you represent that you have not assigned to any third party and you have not filed with any agency or court any Claim released by this Agreement. You further represent that, upon receipt of the payments described in Section 2 above, you have been paid in full for any and all overtime pay, holiday pay, vacation pay, bonuses, commissions and any and all other wages, compensation and/or benefits due to you from the Releasees.

Christopher Menard

August 25, 2014

(c)           Transition Services. During the Transition Period, you agree to perform the following responsibilities (the “Transition Services”) in a professional and workmanlike manner and with a similar level of diligence and professionalism as you performed your duties prior to the Separation Date:

•	4 hours/week in the office assisting the Finance team and CEO on administration of the Finance team’s activities at CEO’s discretion;
•	Review and commentary on written analysis and reports generated by the Finance team, as well as analysts and published information about the Company;
•	Assistance with the preparation for the Company’s Q3 earnings call (meaning the call concerning Q3 results);
•	Assistance with the 2015 annual planning and forecast; and
•	All tasks reasonably assigned to you by the management of the Company including, among other things, assisting in the transition of your job related responsibilities.

5.	Return of Property.

You confirm that upon the expiration of the Transition Period, you will return to the Company all Company property, including, without limitation, computer equipment, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships (in the latter two cases, actual or prospective). You also commit to deleting and finally purging any duplicates of files or documents that may contain Company information from any computer or other device that remains your property after the Separation Date. In the event that you discover that you continue to retain any such property, you shall return it to the Company immediately.

6.	Confidential Information.

You understand and agree that you have been employed in a position of confidence and trust and have had access to information concerning the Company that the Company treats as confidential and the disclosure of which could negatively affect the Company’s interests (“Confidential Information”). Confidential Information includes, without limitation, confidential financial information; business forecasts; inventions; improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; confidential software; marketing or sales information or plans; customer lists; and business plans, prospects and opportunities. You agree that you shall not use or disclose any Confidential Information at any time without the written consent of the Company. In addition, you agree that you will abide by all of the terms and conditions of your Nondisclosure and Developments Agreements, dated as of October 13, 2010 and August 17, 2011, respectively (the “NDAs”).

7.	Confidentiality.

Except as required by applicable law, You agree to keep the existence and terms of this Agreement (“Agreement-Related Information”) in the strictest confidence and not reveal, unless legally compelled to do so, any Agreement-Related Information to any persons except your spouse, your attorney and your financial advisors, and to them only provided that they first agree, for the benefit of the Company, to keep Agreement-Related Information confidential. Nothing in this Section shall be construed to prevent you from disclosing Agreement-Related Information to the extent required by a lawfully issued subpoena or duly issued court order; provided that you provide the Company with advance written notice and a reasonable opportunity to contest such subpoena or court order.

Christopher Menard

August 25, 2014

Notwithstanding any other provision of this Agreement to the contrary, the Employee may provide a copy of this Agreement to the Massachusetts Division of Unemployment Assistance (“DUA”), or may utilize a copy of this Agreement in any proceeding relating to a claim for benefits with the DUA.

8	Nondisparagement.

You agree not to make any disparaging statements concerning the Company or any of its affiliates or current or former officers, directors, shareholders, employees or agents. You further agree not to take any actions or conduct yourself in any way that would reasonably be expected to affect adversely the reputation or goodwill of the Company or any of its affiliates or any of its current or former officers, directors, shareholders, employees or agents.

9.	Outside Inquiries.

The Company agrees that any inquiry from any person as to the Employee’s status, position, and/or employment relationship or employment history with the Company shall be referred to the Company’s Vice President, Human Resources (“VP”) or General Counsel (“General Counsel”). The VP or General Counsel shall respond to such inquiry, other than inquiries seeking a job reference for the Employee, by informing the inquirer of the Employee’s dates of employment and the job titles held, and that Company policy precludes the provision of any further information to the inquirer. The VP or General Counsel shall make no other comments and shall provide no documents containing further information.

10.	Legal Representation.

This Agreement is a legally binding document and its signature will commit the parties to its terms. You acknowledge that you have been advised to discuss all aspects of this Agreement with your attorney, that you have carefully read and fully understand all of the provisions of this Agreement and that you are voluntarily entering into this Agreement.

11.	Absence of Reliance.

In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company except as set forth in this Agreement.

12.	Enforceability.

If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

Christopher Menard

August 25, 2014

13.	Waiver.

No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

14.	Enforcement.

(a)            Jurisdiction. You and the Company hereby agree that the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts shall have the exclusive jurisdiction to consider any matters related to this Agreement, including, without limitation, any claim for violation of this Agreement. With respect to any such court action, you (i) submit to the jurisdiction of such courts, (ii) consent to service of process, provided there is actual notice to the Employee of any such court action, and (iii) waive any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction.

(b)            Relief. You agree that it would be difficult to measure any harm caused to the Company that might result from any breach by you of your promises set forth in any section of this agreement, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, you agree that if you breach, or propose to breach, any portion of your obligations, the Company shall be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond. In the event that the Company prevails in any action to enforce any section of this Agreement, then you also shall be liable to the Company for attorney’s fees and costs incurred by the Company in enforcing such provision(s).

15.	Governing Law; Interpretation.

This Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement.

16.	Entire Agreement.

This Agreement, the NDAs, the Employee’s Equity Agreements as referenced in Appendix A and the Employment Agreement, constitute the entire agreement between you and the Company with respect to the subject matter hereof and thereof and shall supersede any previous agreements or understandings between you and the Company. In the event of any conflict between any of the foregoing, the terms of this Agreement shall take precedence.

17.	Counterparts.

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document.

Christopher Menard

August 25, 2014

18.	Time for Consideration; Effective Date.

You understand that you have been given the opportunity, if so desired, to consider this Separation Notice and Agreement for up to twenty-one (21) days before deciding whether to sign it. If you signed this Separation Notice and Agreement before the expiration of that twenty-one (21) day period, you acknowledge that such decision was entirely voluntary and that you had the opportunity to consider this agreement for the entire twenty-one (21) day period. For a period of seven (7) days from the date of the execution of this Separation Notice and Agreement, you will retain the right to revoke this Agreement by written notice received by the undersigned before the expiration of such period, and you understand that this Separation Notice and Agreement shall not become effective or enforceable until the expiration of such revocation period (the “Effective Date”). If you violate any of the provisions of this Separation Notice and Agreement during the time that you are considering it or may revoke it, this offer will be null and void.

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Christopher Menard

August 25, 2014

Please indicate your agreement to the terms of this Agreement by signing and returning to me the original of this letter.

Very truly yours,

BRIGHTCOVE INC.

By:	/s/ David Mendels
Name:	David Mendels

Date:	8/25/14

You are advised to consult with an attorney before signing this Agreement. The foregoing is agreed to and accepted by:

By:	/s/ Christopher Menard
Name:	Christopher Menard

Date:	8/25/14

Christopher Menard

August 25, 2014

Appendix A

•	Non-Qualified Stock Option Agreement dated March 8, 2011;
•	Restricted Stock Unit Agreement dated May 8, 2012;
•	Restricted Stock Unit Agreement dated May 8, 2012;
•	Restricted Stock Unit Agreement dated November 16, 2012;
•	Restricted Stock Unit Agreement dated February 5, 2013; and
•	Incentive Stock Option Agreement dated February 4, 2014.